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FOR RELEASE DECEMBER 16, 1999 at 7:30 AM EST

CONTACT:     ALLEN & CARON INC       OR         INSCI CORP
             Mark Alvino (investors)            Roger Kuhn, CFO
             212-698-1360                       rkuhn@insci.com
             mark@allencaron.com                Hal Morrow, Marketing
             Kari Rinkeviczie (media)           hmorrow@insci.com
             616-647-0780                       508-870-4000
             acikari@aol.com

                INSCI-STATEMENTS.COM COMPLETES ACQUISITION OF
                       INTERNET BROADCASTING COMPANY (IBC)

WESTBOROUGH, MA (DECEMBER 16, 1999) . . . . insci-statements.com, Corp (Nasdaq:
INSI) (insci), a provider of Internet-based and on-site solutions for statement/bill presentment services and digital document storage, workflow, and electronic commerce, today announced that it has completed its previously announced acquisition of privately-held Internet Broadcasting Company (IBC) of Pompano Beach, FL. IBC is a leading developer and provider of proprietary technology for the secure delivery of financial documents via the Internet. Under the terms of acquisition agreement, insci-statements.com acquired all of the stock of IBC in exchange for 1,000,000 shares of insci Common Stock. The acquisition will be accounted for as a pooling of interests. Further terms were not disclosed.

According to the announcement by insci-statements.com Chairman and CEO E. Ted Prince, Ph.D., the acquisition of IBC represents an important strategic step by the Company to establish itself as a leading worldwide provider of both Internet portal-based applications services and on-site, enterprise software solutions for secure high-volume electronic document management and delivery.

insci has formed a separate business unit to market and sell statement and document presentment services worldwide through direct and reseller channels. IBC will continue to operate from its facilities in Pompano Beach and become a key part of this new business unit.

ABOUT insci-statements.com

insci-statements.com is a leading provider of statement/bill portal services and digital document storage, workflow, and electronic commerce solutions. The company's portal services and software solutions are designed to help customers become more competitive, streamline business processes, improve customer service, and take advantage of new technological developments to drive revenues. For more information about insci-statements.com, visit its home page on the

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INSCI-STATEMENTS.COM COMPLETES ACQUISITION
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Internet at www.insci.com. For additional investor relations information visit the Allen & Caron Inc Web site at www.allencaron.com

INSCI is a registered mark and insci-statements.com and COINSERV are trademarks of INSCI Corp.


The statements in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties pertaining to customer orders, demand for products and services, development of markets for the Company's products and services and other risks identified in the Company's SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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